Exhibit 99.1
ITW NEWS RELEASE

ITW Reports Diluted Income Per Share from Continuing Operations of $0.83 in the 2010 Second Quarter Versus $0.36 in the Year-Ago Period; Total Revenues Increase 20.1 Percent and Base Revenues Grow 15.1 Percent in the Quarter; Second Quarter Operating Margins Hit 16.0 Percent; Company Raises Full-Year Midpoint Guidance Range

     GLENVIEW, ILLINOIS—July 20, 2010—Illinois Tool Works Inc. (NYSE: ITW) today reported 2010 second quarter diluted income per share from continuing operations of $0.83, a 131 percent improvement versus diluted income per share of $0.36 in the 2009 second quarter. The growth in earnings was achieved even though the Company experienced a higher than expected tax rate, which had a negative impact of $0.03 per share.  The 2010 second quarter tax rate of 31.6 percent was 260 basis points higher than the rate the Company originally forecasted in April of 2010.

     The Company’s second quarter revenues of $4.076 billion were 20.1 percent higher than the year-ago period. Base revenues grew 15.1 percent in the second quarter, with North American base revenues increasing 15.8 percent and international base revenues growing 14.2 percent. Notably, international end markets showed no discernable signs of slowing as the second quarter progressed. Acquisitions and currency translation added 3.0 percent and 2.3 percent, respectively, to second quarter revenues.

     Second quarter operating income of $652.7 million was 95 percent higher than the year-ago period. Income from continuing operations totaled $420.8 million, a 135 percent improvement versus the year-earlier period. Second quarter operating margins of 16.0 percent were 610 basis points higher than the year-ago period, with base businesses accounting for 470 basis points of improvement. Restructuring benefits added 160 basis points to second quarter operating margins.

     “Our very strong second quarter operating performance was due to a combination of better than expected end market demand as well as contributions from restructuring programs over the past two years,”  said David B. Speer, chairman and chief executive officer. “Notably, end markets associated with the automotive OEM, industrial packaging, welding, electronics and polymers and fluids businesses all showed strength in the quarter. Our second half forecast indicates base revenue growth in a range of 7 percent to 10 percent compared to the 2009 second half.  Acquisition activity continues to show improvement as we closed approximately $280 million in annualized revenues in the first half of the year.”

     Segment highlights for the 2010 second quarter include:

     Total worldwide revenues for the Power Systems and Electronics segment grew 24.6 percent in the second quarter versus the year-ago period. Base revenues increased 22.6 percent in the quarter due to strong end market demand associated with both the welding and electronics businesses.  Worldwide welding base revenues grew 13.5 percent in the second quarter versus the year-ago period, with North American welding increasing 20.6 percent. International welding base revenues were flat. The welding base revenue performance represented a significant improvement versus the first quarter of 2010. Driven by ongoing strong consumer electronics demand, the PC board fabrication business grew its base revenues 89.8 percent versus the 2009 second quarter.

     Total worldwide revenues for the Industrial Packaging segment increased 23.5 percent in the second quarter compared to the year-earlier period. Base revenues grew 17.7 percent in the quarter largely as a result of increased demand in key North American industries such as automotive, construction and appliance for plastic and steel strapping consumables. As a result, total North American industrial packaging base revenues grew 22.5 percent in the second quarter versus the year-ago period. Total international industrial packaging base revenues increased 11.9 percent in the second quarter compared to the 2009 second quarter.

     The Company is forecasting third quarter 2010 diluted income per share from continuing operations to be in a range of $0.72 to $0.84. The 2010 third quarter forecast assumes a total revenue growth range of 9 percent to 13 percent. For full-year 2010, the Company is forecasting diluted income per share from continuing operations to be in a range of $2.82 to $3.08. The 2010 full-year forecast assumes a total revenue growth range of 11 percent to 13 percent. The new full-year midpoint guidance represents an upward adjustment from the Company’s prior full-year earnings range of $2.72 to $3.08.  In addition, the Company has raised its forecasted range of annualized acquired revenues to $500 million - $700 million from $300 million - $500 million.

     This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding diluted income per share from continuing operations, total revenue growth, base revenue growth and acquired revenues.  The statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Such factors are contained in ITW’s Form 10-K for 2009.

     With $13.9 billion in 2009 revenues, ITW is a multi-national manufacturer of a diversified range of value-adding and short-lead time industrial products and equipment. The Company consists of nearly 800 business units in 57 countries and employs approximately 59,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
STATEMENT OF INCOME	2010	2009	2010	2009
Operating Revenues	$4,076,252	$3,392,906	$7,682,641	$6,539,285
Cost of revenues	2,595,954	2,248,253	4,916,706	4,401,080
Selling, administrative, and R&D expenses	773,649	757,871	1,522,253	1,519,562
Amortization of intangible assets	53,911	51,947	107,014	102,517
Impairment of goodwill and other intangible assets	—	—	—	89,997
Operating Income	652,738	334,835	1,136,668	426,129
Interest expense	(43,687)	(43,886)	(88,264)	(75,322)
Other income	5,741	(19,839)	11,719	(24,180)
Income from Continuing Operations Before Taxes	614,792	271,110	1,060,123	326,627
Income taxes	194,000	92,167	345,000	155,700
Income from Continuing Operations	$420,792	$178,943	$715,123	$170,927
Loss from Discontinued Operations	—	(2,378)	—	(33,736)
Net Income	$420,792	$176,565	$715,123	$137,191

Income Per Share from Continuing Operations:
Basic	$0.84	$0.36	$1.42	$0.34
Diluted	$0.83	$0.36	$1.41	$0.34

Loss Per Share from Discontinued Operations:
Basic	—	$(0.00)	—	$(0.07)
Diluted	—	$(0.00)	—	$(0.07)

Net Income Per Share:
Basic	$0.84	$0.35	$1.42	$0.27
Diluted	$0.83	$0.35	$1.41	$0.27

Shares outstanding during the period:
Average	503,265	499,389	502,847	499,290
Average assuming dilution	506,297	500,875	505,479	500,617

ESTIMATED FREE OPERATING CASH FLOW	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$338,442	$624,082	$617,848	$1,071,083
Less: Additions to PP&E	(62,663)	(57,402)	(123,385)	(121,338)
Free operating cash flow	$275,779	$566,680	$494,463	$949,745

ILLINOIS TOOL WORKS INC.
(In thousands)
	JUNE 30,	MAR 31,	DEC 31,
STATEMENT OF FINANCIAL POSITION	2010	2010	2009
ASSETS
Cash & equivalents	$1,265,237	$1,417,566	$1,318,772
Trade receivables	2,582,663	2,450,438	2,491,492
Inventories	1,458,179	1,413,084	1,356,233
Deferred income taxes	217,032	229,049	231,858
Prepaids and other current assets	243,359	282,214	276,240
Total current assets	5,766,470	5,792,351	5,674,595

Net plant & equipment	1,943,878	2,035,503	2,136,527
Investments	445,156	445,707	451,293
Goodwill	4,672,253	4,742,039	4,860,732
Intangible assets	1,712,933	1,677,346	1,723,417
Deferred income taxes	589,752	623,196	673,044
Other assets	541,517	550,416	562,376
	$15,671,959	$15,866,558	$16,081,984

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$305,917	$324,386	$213,681
Accounts payable	731,714	696,293	689,572
Accrued expenses	1,273,037	1,282,647	1,359,394
Cash dividends payable	156,088	155,770	155,724
Income taxes payable	309,804	381,481	417,267
Total current liabilities	2,776,560	2,840,577	2,835,638

Long-term debt	2,724,342	2,807,180	2,914,874
Deferred income taxes	179,674	187,056	207,677
Other liabilities	1,259,519	1,288,772	1,305,919
Total noncurrent liabilities	4,163,535	4,283,008	4,428,470

Common stock	5,362	5,352	5,350
Additional paid-in capital	344,473	288,687	270,985
Income reinvested in the business	9,925,004	9,660,300	9,521,740
Common stock held in treasury	(1,390,594)	(1,390,594)	(1,390,594)
Accumulated other comprehensive income	(162,181)	169,493	400,726
Noncontrolling interest	9,800	9,735	9,669
Total stockholders' equity	8,731,864	8,742,973	8,817,876
	$15,671,959	$15,866,558	$16,081,984